Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Argonaut Group Inc. for the registration of 2,953,310 shares of its Series A Mandatory Convertible Preferred Stock and to the incorporation by reference therein of our report dated January 29, 2002, with respect to the consolidated financial statements as of and for the four months ended December 31, 2001 of Front Royal, Inc. included in Argonaut Group Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

August 21, 2003